Exhibit 14
March 4, 2009
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
Ladies and Gentlemen:
     The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Palm, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of shares (the “Shares”) of the Common Stock, $0.001 par value, of the Company (the “Common Stock”).
     To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.
     The foregoing sentence shall not apply to the sale of securities pursuant to the terms of the Underwriting Agreement or to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into or exercisable for Common Stock as a bona fide gift; provided that in the case of any transfer or distribution pursuant to clause (b), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under

Section 16(a) of the Exchange Act shall be required to be filed or shall be voluntarily made during the 90-day restricted period, reporting a reduction in beneficial ownership, (c) to (i) a spouse, parent, child or grandchild of the undersigned (a “Relation”), (ii) a trust the only beneficiaries of which are any of the undersigned and/or one or more of its affiliates or Relations, (iii) a corporation or other entity of which any of the undersigned and/or its affiliates or Relations are at all times the direct or indirect legal and beneficial owners of all of the outstanding securities or similar interests, or (iv) a partnership, the partners of which are exclusively the undersigned and/or its affiliates or Relations, in each case provided that in the case of any transfer or distribution pursuant to this clause (c), (i) each transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the 90-day restricted period, (d) the receipt by the undersigned from the Company of shares of Common Stock upon the exercise of an option or in connection with the vesting of restricted stock units, or the disposition of shares of Common Stock to the Company in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due with respect to the vesting of restricted stock or restricted stock units, insofar as such option, restricted stock unit or restricted stock is outstanding as of the date hereof or as of the date of the Prospectus, (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the 90-day restricted period, or (f) pursuant to any contract, instruction or plan complying with Rule 10b5-1 of the Exchange Act that has been entered into by the undersigned prior to the date of this letter. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
     The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
     This agreement shall automatically terminate and be of no force and effect (i) upon the delivery of written notice by the Company to Morgan Stanley that it is no longer interested in pursuing the Public Offering at the time of such notice or (ii) if no securities have been purchased and paid for pursuant to the Underwriting Agreement by April 15, 2009.

     Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

/s/ Roger McNamee
(Name)

2800 Sand Hill Rd., Menlo Park, CA
(Address)